UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CRAWFORD UNITED CORPORATION
(Name of Registrant as Specified in its Charter)

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As previously disclosed, on December 5, 2025, Crawford United Corporation, an Ohio corporation (which we refer to as “Crawford United,” the “Company,” “we,” “us” and “our”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, which we refer to as the “Merger Agreement”) with SPX Enterprises, LLC, a Delaware limited liability company (which we refer to as “Parent” or “SPX”), and Project King Acquisition, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”). The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Crawford United (which we refer to as the “Merger”), with Crawford United continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent.

On January 5, 2026, Crawford United filed its definitive proxy statement on Schedule 14A (as it may be supplemented from time to time, which we refer to as the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to Crawford United’s special meeting of shareholders (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) to be held in connection with transactions contemplated by the Merger Agreement. The Special Meeting is scheduled to be held on February 3, 2026, at 10:00 a.m. Eastern Time.

Litigation Regarding the Merger

On January 14, 2026 and January 15, 2026, two purported Crawford United shareholders each filed separate complaints in the New York Supreme Court, New York County against Crawford United and the members of the Crawford United board of directors (which we refer to as the “Board”), which are captioned Steven Carter v. Crawford United Corporation, et al. (No. 650250/2026) (the “Carter Complaint”) and John Clark v. Crawford United Corporation, et al. (No. 650281/2026) (the “Clark Complaint” and, together with the Carter Complaint, the “Complaints”). Additionally, Crawford United has received separate demand letters (which we refer to as the “Shareholder Letters,” and together with the Complaints, the “Shareholder Matters”) from purported shareholders of Crawford United. Each of the Shareholder Matters allege that, among other things, the Definitive Proxy Statement contains certain disclosure deficiencies and/or incomplete information regarding the Merger. The Complaints further purport to seek (i) to enjoin the consummation of the Merger until such time as the allegedly omitted material information has been disclosed, or (ii) rescind the Merger or obtain an award of money damages if the Merger has been consummated.

Crawford United believes that the allegations in the Shareholder Matters are without merit. Additional lawsuits or demands arising out of the Merger may be filed or made in the future and, if this occurs, Crawford United will not necessarily announce them. Crawford United cannot assure you as to the outcome of the Shareholder Matters or any such additional lawsuits or demands.

Crawford United believes that no further disclosure is required under applicable laws beyond that already contained in the Definitive Proxy Statement. However, in order to avoid the risk that the Shareholder Matters delay or otherwise adversely affect the completion of the Merger, and to minimize or avoid any further nuisance, costs, distraction, risks and uncertainties, and without admitting any culpability, liability or wrongdoing and without admitting the relevance or materiality of such disclosures, and reserving all rights to contest the substantive allegations in the Shareholder Matters, and the jurisdiction of courts in which the Complaints were filed, Crawford United is voluntarily supplementing the Definitive Proxy Statement with the disclosures set forth below under the heading “Supplementary Disclosures.” Nothing in such supplementary disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Crawford United specifically denies all allegations in the Complaints and Shareholder Letters, including that any additional disclosure was or is required.

All paragraph headings and page references used herein refer to the headings and pages in the Definitive Proxy Statement before any additions or deletions resulting from the supplementary disclosures set forth herein or any other amendments or supplements, and certain capitalized terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. The supplemental information is identified below by bold underlined text. Stricken-through text shows text being deleted from a referenced disclosure in the Definitive Proxy Statement. Except as described herein, the information provided in the Definitive Proxy Statement continues to apply. To the extent that information herein differs from or conflicts with information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement.

Supplementary Disclosures

PROPOSAL 1 – APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

Opinion of Stout

Summary of Financial Analyses

Crawford United Merger Financial Analyses

Crawford United Discounted Cash Flow (DCF) Analysis

The disclosure under the section of the Definitive Proxy Statement captioned “Proposal 1 – Approval and Adoption of the Merger Agreement—Opinion of Stout—Summary of Financial Analyses—Crawford United Merger Financial Analyses—Crawford United Discounted Cash Flow (DCF) Analysis” is hereby amended and supplemented by making the following changes to the second paragraph of such section beginning on page 37 of the Definitive Proxy Statement:

In performing its discounted cash flow analysis with respect to Crawford United:

●	Stout based its discounted cash flow analysis on forecasted after-tax unlevered free cash flows over the period beginning on October 1, 2025 and ending on December 31, 2028, based on the Forecasts.

●

Stout used discount rates ranging from 12.5% to 13.5% based on its estimate of Crawford United’s weighted average cost of capital derived using a modified capital asset pricing model, which took into account, among other things, the risk-free rate of return, the long-term market equity risk premium, the relevant equity beta, the small stock risk premium and an adjustment for current market risk, and an estimate of the cost of debt and Crawford United’s target capital structure weightings.

●

In estimating Crawford United’s residual enterprise value, which took into account estimated residual unlevered free cash flows with an implied present value reference range of approximately $207 million to $259 million, Stout used illustrative perpetual growth rates ranging from 2.5% to 3.5%.

●

Stout then converted the result of the foregoing calculations to per share equity value using diluted shares outstanding as of November 3, 2025 as set forth in Crawford United’s Quarterly Report on Form 10-Q for the period ended September 30, 2025, rounded to 3,553,000 shares.

Selected Public Companies Analysis

The disclosure under the section of the Definitive Proxy Statement captioned “Proposal 1 – Approval and Adoption of the Merger Agreement—Opinion of Stout—Summary of Financial Analyses—Crawford United Merger Financial Analyses—Selected Public Companies Analysis” is hereby amended and supplemented by making the following changes to the first and second paragraphs of such section beginning on page 37 of the Definitive Proxy Statement:

Selected Public Companies Analysis. Stout used publicly available information regarding a specific group of publicly traded companies selected by Stout to prepare a range of indicated valuation multiples that were then applied to Crawford United’s forecasted financial results to determine Crawford United’s implied enterprise value. The selected public companies (which are referred to as the “Selected Public Companies”) group was selected by Stout and consisted of the ~~following~~ publicly-traded companies listed in the first table below operating in ~~the~~ one or more of the same or similar industries as those of Crawford United with market capitalizations as of December 4, 2025 ranging from $50 million to $72.8 billion~~:.~~

~~●~~	~~SPX Technologies, Inc.~~
~~●~~	~~RBC Bearings Incorporated~~
~~●~~	~~AAON, Inc.~~
~~●~~	~~Johnson Controls International plc~~
~~●~~	~~Kennametal Inc.~~
~~●~~	~~TriMas Corporation~~
~~●~~	~~Park-Ohio Holdings Corp.~~
~~●~~	~~CECO Environmental Corp.~~
~~●~~	~~NN, Inc.~~
~~●~~	~~Lennox International Inc.~~
~~●~~	~~Carrier Global Corporation~~
~~●~~	~~TerraVest Industries Inc.~~
~~●~~	~~Ampco-Pittsburgh Corporation~~

In performing its selected public companies analysis with respect to Crawford United:

●

Stout calculated the estimated enterprise value of each of the Selected Public Companies based on their respective closing stock prices on December 4, 2025, then used publicly available historical and analyst-estimated net sales and EBITDA for 2025 and 2026 for each of the Selected Public Companies to calculate each of their respective estimated enterprise values as a multiple of EBITDA for 2025 (referred to as “EV / 2025E EBITDA”) and for 2026 (referred to as “EV / 2026E EBITDA”).

The resulting multiples for each of the Selected Public Companies were as follows:

Enterprise Value/
	2025E EBITDA	2026E EBITDA
SPX Technologies, Inc.	21.3x	19.1x
RBC Bearings Incorporated	27.7x	24.3x
AAON, Inc.	31.2x	23.4x
Johnson Controls International plc	20.0x	17.3x
Kennametal Inc.	8.7x	7.9x
TriMas Corporation	10.0x	11.3x
Park-Ohio Holdings Corp.	7.4x	6.9x
CECO Environmental Corp.	28.2x	21.5x
NN, Inc.	6.7x	6.1x
Lennox International Inc.	16.2x	14.8x
Carrier Global Corporation	12.6x	11.9x
TerraVest Industries Inc.	14.6x	12.3x
Ampco-Pittsburgh Corporation	n/a	n/a

The resulting maximum, upper quartile, average, median, lower quartile and minimum multiples were as follows:

Enterprise Value/
	2025E EBITDA	2026E EBITDA
Maximum	31.2x	24.3x
Upper Quartile	22.9x	19.7x
Average	17.0x	14.7x
Median	15.4x	13.5x
Lower Quartile	9.7x	10.4x
Minimum	6.7x	6.1x

●

Based on the range of EV / 2025E EBITDA and EV / 2026E EBITDA multiples indicated for the Selected Public Companies, Stout selected a range of multiples for EV / 2025E EBITDA of 9.0x – 10.0x and for EV / 2026E EBITDA of 8.0x – 9.0x.

●	Stout applied the selected range of multiples to Crawford United’s forecasted corresponding financial data for 2025 and 2026 to result in an indicated range of enterprise values for Crawford United.

●

Stout then converted the result of the foregoing calculations to per share equity value using diluted shares outstanding as of November 3, 2025 as set forth in Crawford United’s Quarterly Report on Form 10-Q for the period ended ~~as of~~ September 30, 2025, rounded to 3,553,000 shares.

Other Considerations

The disclosure under the section of the Definitive Proxy Statement captioned “Proposal 1 – Approval and Adoption of the Merger Agreement—Opinion of Stout—Other Considerations” is hereby amended and supplemented by making the following changes to the third paragraph of such section beginning on page 39 of the Definitive Proxy Statement:

Based on a review of its information management systems, Stout did not identify any engagements by Crawford United or SPX to provide any services for which Stout received compensation during the two years prior to the rendering of its opinion. Stout may in the future seek to provide Crawford United, SPX or their respective affiliates with financial advisory and investment banking services, for which services Stout would expect to receive compensation.

Certain Financial Forecasts

Important Information Concerning Crawford United Management Forecasts

The disclosure under the section of the Definitive Proxy Statement captioned “Proposal 1 – Approval and Adoption of the Merger Agreement—Certain Financial Forecasts—Important Information Concerning Crawford United Management Forecasts” is hereby amended and supplemented by making the following changes to the second paragraph of such section beginning on page 39 of the Definitive Proxy Statement:

However, in connection with the Board’s review of the proposed Merger and consideration of potential strategic alternatives, Crawford United management, at the direction of the Board, prepared unaudited financial projections for fiscal years 2025 through 2028 ~~on a risk-adjusted basis~~ (the “Forecasts”), based on the best currently available estimates and good faith judgments of Crawford United management at such time and Crawford United management’s consideration of relevant risks and uncertainties, to assist the Board in its strategic review and evaluation of Crawford United’s intrinsic value as a standalone company. On September 22, 2025, Crawford United management presented the Forecasts to the Board with the view that the Forecasts then reflected the best currently available estimates and good faith judgments of senior management as to the future financial performance of Crawford United and senior management’s consideration of relevant risks and uncertainties ~~on a risk-adjusted basis~~, and were to be used by Crawford United’s financial advisors, Lake Street and Stout, in connection with their respective financial analyses and, in the case of Stout, its opinion. At the direction of Crawford United, Stout used and relied upon the Forecasts in connection with the rendering of its fairness opinion to the Board and performing its financial analyses in connection therewith.

Crawford United Management Forecasts

The disclosure under the section of the Definitive Proxy Statement captioned “Proposal 1 – Approval and Adoption of the Merger Agreement—Certain Financial Forecasts—Crawford United Management Forecasts” is hereby amended and supplemented by making the following changes to the first paragraph of such section beginning on page 40 of the Definitive Proxy Statement:

The following table presents estimates of selected operating data of Crawford United, as calculated and approved by Crawford United management.

Management Forecasts

Fiscal Year Ending December 31

(Amounts in $Thousands)

	2025E		2026E	2027E	2028E
Selected Operating Data:
Total Sales	$183,418		$196,789	$207,581	$220,284
Total Cost of Sales	128,771		135,111	141,740	148,827
Gross Profit	54,647		61,678	65,841	71,457
Operating Expenses	29,629		29,736	30,597	31,595
Operating Income	25,018		31,942	35,244	39,862
Net Income	$19,480		$23,695	$25,792	$29,207
Adjusted EBITDA(1)	$30,528		$36,891	$40,073	$44,893
Unlevered Free Cash Flow(2)	$7,526	(3)	$23,863	$26,596	$29,637

(1)

Adjusted EBITDA is Crawford United’s net income before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in Crawford United’s revolving credit facility.

(2)	Unlevered Free Cash Flow is Crawford United’s Adjusted EBITDA less income taxes and capital expenditures, and adjusted for changes in working capital.

(3)	Amount presented is estimated unlevered free cash flow for the three-month period ended December 31, 2025.

Additional Information and Where to Find It

Crawford United filed the Definitive Proxy Statement with the SEC in connection with the proposed transaction with SPX. The Definitive Proxy Statement has been distributed to the shareholders of Crawford United and contains important information about the proposed transaction and related matters. SECURITY HOLDERS OF CRAWFORD UNITED ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY. The Definitive Proxy Statement and other relevant materials (when they become available), and any other documents filed by Crawford United with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders of Crawford United may obtain free copies of the Definitive Proxy Statement from Crawford United by contacting Crawford United Corporation, 10514 Dupont Avenue, Cleveland, Ohio 44108, Attn: Investor Relations, or by telephone at (216) 243-2614.

Participants in the Solicitation

Crawford United and SPX and their respective directors, executive officers and employees may be deemed to be “participants” in the solicitation of proxies from Crawford United’s shareholders in connection with the proposed transaction. Information about Crawford United’s directors and executive officers in the proposed transaction is set forth in Crawford United’s proxy statement for its 2025 Annual Meeting of Shareholders filed with the SEC on April 9, 2025 and its Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 27, 2025. Additional information concerning the interests of Crawford United’s participants in the solicitation, which may, in some cases, be different than those of Crawford United’s shareholders generally, is included in the Definitive Proxy Statement relating to the proposed transaction. Information about SPX’s directors and executive officers is set forth in SPX’s proxy statement for its 2025 Annual Meeting of Stockholders filed with the SEC on April 3, 2025 and its Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 26, 2025. These documents are available free of charge at the SEC’s website at www.sec.gov, and by going to Crawford United’s Investor Relations page on its corporate website at www.crawfordunited.com or by going to SPX’s Investor Relations page on its corporate website at www.spx.com.

Forward-Looking Statements

Statements in these Definitive Additional Materials and the documents to which Crawford United refers you in these Definitive Additional Materials that express a belief, expectation, or intention, as well as those that are not historical fact, including SPX’s anticipated acquisition of Crawford United and any subsequent disposition of the businesses comprising Crawford United’s Industrial & Transportation Products segment, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. The words “will,” “intends,” “believe,” “expected,” “anticipated,” and similar expressions identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: risks and uncertainties with respect to the timing of and any potential delay in consummating SPX’s proposed acquisition of Crawford United, the risk that the conditions to closing of SPX’s acquisition of Crawford United (including the necessary regulatory approvals) may not be satisfied in the anticipated timeframe or at all and that such transaction may not close; the risk that regulatory approvals required for SPX’s acquisition of Crawford United are obtained subject to conditions that are not anticipated; the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement with respect to SPX’s acquisition of Crawford United, including the emergence of any superior acquisition proposals; uncertainties with respect to the extent of the adjustments to the merger consideration contemplated under the merger agreement, including adjustments which may result from increased expenses arising from the Shareholder Letters and Complaints, which could result in the merger consideration per share being an amount other than $83.42; the possibility of unexpected costs, liabilities or delays in connection with SPX’s acquisition of Crawford United; risks that the acquisition disrupts current plans and operations of SPX or Crawford United; the risk that the disruption from the transaction may make it more difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with Crawford United’s vendors and others with whom Crawford United does business; risks and uncertainties with respect to SPX’s ability to recognize the anticipated benefits of the transaction; the outcome of the Shareholder Letters, the Complaints or any other legal proceedings that may arise with respect to the transaction; possible negative effects of the announcement of SPX’s acquisition of Crawford United on the market price of Crawford United’s common shares and/or operating results; and risks and uncertainties with respect to the identification of suitable buyers for the businesses comprising Crawford United’s Industrial & Transportation Products segment and whether such dispositions may be completed on terms and conditions acceptable to SPX or at all. SPX’s and Crawford United’s filings with the SEC, including their respective most recent Form 10‑K and Form 10‑Q, describe other risks and uncertainties.